Exhibit 99.1

NEWS RELEASE

Contact:
James E. Perry
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

TRINITY INDUSTRIES PROVIDES UPDATE ON BARGE FACILTIIES

DALLAS – September 6, 2005 – Trinity Industries, Inc. (NYSE:TRN) provided an update today regarding its two Louisiana Inland Barge facilities, following Hurricane Katrina.

“Clearly the impact of Hurricane Katrina on the region and its residents overshadows any impact on Trinity’s business operations,” said Timothy R. Wallace, Trinity’s Chairman, President and CEO. “We are saddened by the ongoing events in the region and have many employees that are directly affected by this disaster. We are working to assist them in every way possible.”

Trinity’s Port Allen hopper barge facility received no damage and the Company resumed operations last week after minimal downtime. While the Company is still in the process of fully assessing the tank barge facility at Madisonville and testing the infrastructure, the plant appears to have received only minimal damage. Trinity expects to be operating within the next week. The production schedule in the Madisonville facility is expected to be impacted by approximately four to six weeks, due in part to availability of its employees.

The financial impact on Trinity’s Inland Barge Group cannot be completely quantified at this time, but is expected to be in the range of $2 — 3 million for the third quarter and very limited in the fourth quarter. Despite these impacts, the performance in Trinity’s other business lines allows the Company to maintain the previously announced guidance for the third quarter of $0.44 to 0.51 per share, and for the full year of $1.20 to 1.35 per share.

Trinity Industries, Inc., with headquarters in Dallas, Texas is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group and the Industrial Products Group. Trinity’s web site may be accessed at http://www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience of our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

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